Page 78 of 87 Pages

                               SUMMARY TERM SHEET


Issuer:                            BLUEFLY, INC. ("BLUEFLY" or the "Company").

Purchasers:                        Quantum    Industrial    Partners   LDC   and
                                   affiliates  ("QIP"),  a strategic equity fund
                                   advised by Soros Fund  Management LLC and its
                                   affiliate   Soros  Private  Equity   Partners
                                   ("SPEP"),   and  any  other  party   mutually
                                   acceptable    to   the    Company   and   QIP
                                   (collectively, the "Purchasers").

                                   Holders of Common Stock will be offered the right to purchase their pro rata share as a class of up to $20 Public Holders: million of Common Stock (the "Rights Offering").

Securities Offered:                8,673,720  shares  of  Series  B  Convertible
                                   Preferred Stock (the "Series B Stock") plus a
                                   number of  shares of Series B Stock  equal to
                                   the  interest  accrued  and unpaid on (i) the
                                   Existing   Notes  (as  defined   below)  from
                                   October   1,   2000   through   the  date  of
                                   conversion  and (ii) the  Notes  (as  defined
                                   below) from the date of issuance  through the
                                   date   of   conversion.   (6,536,967   shares
                                   relating to the conversion of $15 million in currently existing debt ("Existing Notes") plus interest through September 30, 2000, and 2,136,752 shares relating to the conversion of the principal amount of the Notes).

                                   Up to 8,547,009 shares of Common Stock.

                                   Senior Convertible Notes in the aggregate principal amount of $5 million (the "Notes").


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Purchase Price:                    $2.34 per share ("Per  Share  Price") for the
                                   Series B Stock, $20,000,000 in the aggregate (including $15 million of currently existing Senior Convertible Notes to be converted into
                                   Series  B  Stock  in   connection   with  the
                                   transaction).

                                   $2.34 per share for the Common Stock, up to $20 million in the aggregate.

Uses of Proceeds:                  Working   capital   and   general   corporate
                                   purposes.

DESCRIPTION OF THE SERIES B STOCK:

Ranking of the Series B Stock:     Senior to the Common Stock of the Company and
                                   pari passu with the Series A Stock.

Dividends:                         The  Series B Stock  will  bear a  cumulative
                                   compounding  dividend of 8% per annum payable
                                   upon conversion,  at the Company's option, in
                                   cash or Common  Stock,  or upon  liquidation,
                                   payable in cash.  In  addition,  the Series B
                                   Stock  will  share  pari passu with all other
                                   equity  holders  of  the  Company  on an  as-
                                   converted  basis in cash  dividends and other
                                   distributions,   if  any,  other  than  stock
                                   splits effected as dividends. If the Company elects to pay the dividend in shares of Common Stock, such dividend will be the number of shares of Common Stock obtained by dividing the cash value of the dividend by the average closing price of the Company's
                                   Common Stock on NASDAQ for the thirty trading days immediately prior to such conversion.

Conversion Price:                  The initial  conversion price of the Series B
                                   Stock  will be equal to the Per  Share  Price
                                   (the   "Conversion   Price"),    subject   to
                                   anti-dilution protection described below.

Optional Conversion:               Each  share of the  Series  B Stock  shall be
                                   convertible  at any  time  after  the date of
                                   issuance at the option of the holder into the
                                   number of shares of Common Stock  obtained by
                                   dividing   the  Per   Share   Price   by  the
                                   Conversion Price.

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Automatic Conversion:              None for the  Series B  Stock.  The  Series A
                                   Stock will be automatically converted as set forth in the Certificate of Amendment, except that (i) the trigger price will be four times the Conversion Price; (ii) the conversion can only occur on or after October 12, 2001;
                                   (iii) the Company can convert only 25% of the outstanding Series A in any one calendar quarter; and (iv) the Common Stock into which the Series A is converted must be subject to a registration statement.

Optional Redemption:               The  Company  may redeem for cash all but not
                                   less  than  all of the  Series  A  Stock  and
                                   Series  B  Stock  on not  less  than  30 days
                                   written notice to the holders thereof, during
                                   the periods  and at a price set forth  below,
                                   in  each  case,   plus   accrued  but  unpaid
                                   dividends;  provided  that if it is necessary
                                               --------
                                   to redeem  shares of Common Stock held by the
                                   Purchasers   in  order  to  ensure  that  the
                                   redemption is not treated as a dividend treatment under Section 302(b)(2) of the Internal Revenue Code for the redemption of the Series A Stock and Series B Stock, then to avoid such treatment the Company shall effect such redemption of Common Stock to the extent necessary; and provided further that there shall be a registration statement in effect for the Common Stock into which the Series A Stock and Series B Stock can be converted.

                                   Second anniversary of closing through the fourth anniversary - 4 times the Conversion Price; Fourth anniversary of closing through the sixth anniversary - 4.5 times the Conversion Price; After the sixth anniversary
                                   - 5 times the Conversion Price.

                                   The right of redemption may be exercised and a determination on how to fund the redemption may be made only by a vote of the majority of the directors not appointed by the Purchasers.

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Voting Rights:                     The  Series B Stock  will  have the  right to
                                   vote on all matters that come before the common shareholders of the Company on an as converted basis.

                                   For so long as at least 60% in the aggregate of the shares of Series A Stock or at least 40% of the shares of Series B Stock, as the case may be, outstanding on the closing date remain outstanding, the approval of the holders of a majority of the shares of Series A Stock or Series B Stock, as the case may be, will be required for the Company to take any of the following actions: (i) merge, consolidate or liquidate the Company or acquire another business entity; (ii) create a joint venture, partnership or one or more non-wholly owned subsidiaries requiring an investment in cash or kind of more than $500,000; (iii) sell Company assets, which individually or in the aggregate exceed $2,000,000; (iv) incur indebtedness in excess of $1,000,000 or impose a lien against or encumber assets of the Company in excess of $1,000,000 (other than a financing secured by inventory); (v) enter into or amend any contract not contemplated by an approved budget or in excess of $250,000 in any one year or $1 million over the life of the contract in the aggregate; (vi) issue or sell securities of the Company (excluding securities issued upon exercise of options under the stock option or employee incentive plans existing on October 12, 2000 or contemplated by this term sheet or as a result of the conversion of the Series A Stock, any outstanding notes and warrants, the Series B Stock and the Notes); (vii) declare dividends, repurchase or redeem


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                                   securities of the Company or debt,  except to
                                   the extent such debt is due in accordance with its terms and except for dividends, repurchases or redemption set forth in this term sheet or applicable to the Series A
                                   Stock,  the  Notes  and the  Series  B Stock;
                                   (viii) make capital expenditures in excess of 110% of capital expenditures set forth in the annual budget; (ix) grant registration rights or register securities under the Securities Act of 1933, as amended, except pursuant to the registration rights agreement currently in effect and the registration rights granted pursuant to the transactions contemplated
                                   hereby  or   registrations  on  Form  S-8  or
                                   similar forms; (x) enter into any contract with an Affiliate; (xi) amend the Company's Certificate of Incorporation or Bylaws; (xii) increase or decrease the number of members of the Company's Board of Directors or the voting rights of the directors; (xiii) change the Company's independent public accountants;
                                   (xiv) approve the annual budget, and any changes to the business plan and five year budget and any successor thereto; (xv) adopt or amend employment contracts with Company officers and senior executive managers with authority equivalent to that of Executive Vice Presidents; or (xvi) amend or alter the transaction documents.

Board Representation:              (a) The Board of  Directors  will be composed
                                   of seven (7)  members
                                   (b)  During  such time as at least 20% of the
                                   shares  of  Series A Stock or at least 20% of
                                   the  shares of Series B Stock as the case may
                                   be,   held  on  the  closing   date   remains
                                   outstanding, the holders of each such series,
                                   by the vote of a majority of the  outstanding
                                   shares of each such series,  will designate a
                                   director,  and each such  director  will have
                                   one  vote on all  matters  considered  by the
                                   Board  or any  committee  of the  Board.
                                   (c)  Notwithstanding  clause (b), during such
                                   time as at least 60% of the  shares of Series
                                   A Stock or 40% of the Series B Stock,  as the
                                   case may be, held on the closing date remains
                                   outstanding,  the director  designated by the
                                   holders of a  majority  of the Series A Stock
                                   and the director designed by the holders of a
                                   majority  of the  Series B Stock will each be
                                   entitled   to  seven  votes  on  all  matters
                                   considered by the Board or any committee of the Board.

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Pre-emptive Rights:                The  holders  of Series B Stock will have the
                                   same  pre-emptive  rights  as  the  Series  A
                                   Stock.

Liquidation Preference:            Holders  of the  Series  B  Stock  will  have
                                   priority in liquidation over all holders of Common Stock. The liquidation preference per share will equal the greater of (i) the price that, when combined with the consideration received by the Purchasers for their Common stock, provides for the recovery of the entire investment made by the Purchasers pursuant to this Term Sheet (which shall include, without limitation, the purchase price of the Notes converted into Series B
                                   Stock and the purchase price for the shares of common stock purchased pursuant to this term sheet), plus any accrued but unpaid dividends thereon; and (ii) the amount that the holders of the Series B Stock would receive in a liquidation if they were to convert the Series B Stock into Common Stock immediately prior to such liquidation.

                                   To the extent necessary, the Certificate of Designation for the Series A Stock shall be amended to: (w) adjust the $20 referred to in
                                   Section 4(a) to take into account stock splits or similar adjustments to the number of outstanding shares of Series A Stock; (x) substitute "$2.34" for "$10.50" in Section 6(a)(ii) thereof; (y) provide that, upon a


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                                   liquidation as described herein,  the holders
                                   of the Series A Stock shall be entitled to a liquidation preference per share equal to the greater of (i) the price that provides for the recovery of the entire investment made by the holders thereof in the Series A Stock,
                                   plus  any   accrued   but  unpaid   dividends
                                   thereon; and (ii) the amount that the holders of the Series A Stock would receive in a liquidation if they were to convert the Series A Stock into Common Stock immediately prior to such liquidation; and (z) delete the optional redemption provision and references to change in control in Section 7 and Section 3(a)(iii), respectively.

Protective Provisions:             The  affirmative  vote of the  holders  of at
                                   least  two-thirds  (66 %) of the  outstanding
                                   shares of Series B Stock will be required for
                                   the  Company  to  (i)  alter  or  change  the
                                   rights,  preferences  or  privileges  of  the
                                   shares  of  Series  B Stock  so as to  affect
                                   adversely   such  shares  or  (ii)  merge  or
                                   consolidate with another Person or enter into
                                   a  transaction  which  results in a Change of
                                   Control. "Change of Control" means any person
                                   or  "group"  (within  the  meaning of Section
                                   13(d)(3) of the  Securities  Exchange  Act of
                                   1934,  as  amended  (the   "Exchange   Act)",
                                   becoming the  beneficial  owner,  directly or
                                   indirectly, of outstanding shares of stock of
                                   the Company  entitling such Person or Persons
                                   to  exercise  50% of more of the total  votes
                                   entitled  to be cast at a regular  or special
                                   meeting,  or by action by written consent, of
                                   the   shareholders  of  the  Company  in  the
                                   election of directors (the term "beneficial owner" shall be determined in accordance with Rule 13d-3 of the Exchange Act.

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DESCRIPTION OF THE NOTES:

Interest:                          The Notes will bear interest at a rate of 11%
                                   per annum, based on a 365- or 366-day year, as the case may be, and the actual number of days elapsed. Interest is payable only upon conversion or repayment of the principal.

Maturity Date:                     April  1,  2001.  The  maturity  date  of the
                                   existing notes will be extended to April 1, 2001.

Mandatory Prepayment:              The Notes shall be repaid upon the occurrence
                                   of an event of default (as defined in the Senior Convertible Notes that are currently outstanding).

                                   The Purchasers will have the right to require the prepayment of the principal and all accrued interest on the Notes upon a Change of Control (other than a Change of Control as a result of the transactions contemplated by this Term Sheet).

Optional Prepayment:               The  Company  may not prepay the Notes or the
                                   existing notes.

Automatic Conversion:              Each  Note  automatically  converts  into the
                                   number of  shares of Series B Stock  obtained
                                   by dividing the outstanding  principal amount
                                   of the Note and all  accrued  interest by the
                                   Conversion Price immediately upon the Company
                                   obtaining   shareholder   approval   for  the
                                   transactions contemplated hereby.

Conversion Price:                  $2.34

Subordination:                     To  $15,000,000  of  inventory  financing  on
                                   terms    reasonably    acceptable    to   the
                                   Purchasers.

Additional Provisions Applicable
to the Series B Stock or the Notes:

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                                                             Page 86 of 87 Pages

Anti-Dilution Protection:          The Series B Stock and the Notes will include
                                   customary   anti-dilution    provisions,   in
                                   addition to a full ratchet  adjustment to the
                                   Conversion  Price in the  event  the  Company
                                   issues new equity or  convertible  securities
                                   at an issue price or  conversion  price below
                                   the then  applicable  Conversion  Price.  The
                                   foregoing  shall not apply to (i) any  equity
                                   securities  issued  pursuant to the Company's
                                   employee   option  or  stock  incentive  plan
                                   existing    on   October    10,2000   or   as
                                   contemplated  herein or (ii) in consideration
                                   for   services  of  third   parties,   in  an
                                   aggregate amount not to exceed 100,000 shares of Common Stock per year.

Registration Rights:               The  holders of Series B Stock and Notes will
                                   have the same piggy-back rights as the Series
                                   A  Stock  and  unlimited  shelf  registration
                                   demands  where  the   aggregate   anticipated
                                   proceeds to the selling holders would equal or exceed $3,000,000.

Disclosure:                        The  holders  of Series B Stock and the Notes
                                   will have the same rights as the holders of Series A Stock.

Conditions to Closing:             The  purchase  of the  Common  Stock  and the
                                   conversion of the Notes into shares of Series
                                   B Stock are  conditioned  on: (i) approval of
                                   the   shareholders  of  the  Company  of  the
                                   issuance  of  the  Series  B and  the  Common
                                   Stock;    (ii)    receipt    of    applicable
                                   Governmental  approval (or the  expiration of
                                   applicable waiting periods); (iii) conversion
                                   of Company into a Delaware corporation;  (iv)
                                   the  conclusion  of a rights  offering of the
                                   Common  Stock;  and  (v)  the  absence  of  a
                                   material  adverse  change  in  the  business,
                                   assets,  liabilities,   prospects,  financial
                                   condition or results of operation of the Company.

                                   The purchase of the $5 million in Notes is conditioned on: (i) negotiation and execution of definitive documentation governing the

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                                   transactions  contemplated  by the  letter of
                                   intent and term sheet,  in form and substance
                                   satisfactory   to   the   Company   and   the
                                   Purchasers by November 15, 2000, and (ii) the absence of a material adverse change in the
                                   business,  assets,  liabilities,   prospects,
                                   financial condition or results of operation of the Company.

Public Filings:                    The Purchasers will have the right to approve
                                   all   filings   made  with  U.S.   Government
                                   agencies   and  any   material   provided  to
                                   shareholders.

Employee Options:                  The Company will set aside  2,519,862  shares
                                   of Common Stock to be reserved for  officers,
                                   employees and consultants, as approved by the
                                   Board of  Directors  (the "New  Stock  Option
                                   Plan").  The New  Stock  Option  Plan will be
                                   subject to shareholder approval.  The options
                                   granted to existing  employees of the Company
                                   will be  priced at the fair  market  value on
                                   the date of this term sheet.  Options granted
                                   under  the  existing   stock  option   plans,
                                   including options that were granted subject to shareholder approval will remain in place.

Miscellaneous:                     The Note  Purchase  Agreement  will include a
                                   covenant  that the Company shall not agree to
                                   or take any action to  approve  or  otherwise
                                   facilitate  any  merger or  consolidation  or
                                   Change   of   Control   (including   granting
                                   approvals     required    under    applicable
                                   anti-takeover statutes), unless provision has
                                   been made for the  holders  of Series A Stock
                                   and  Series B Stock to receive as a result of
                                   and in  connection  with the  transaction  an
                                   amount  equal to their  respective  aggregate
                                   liquidation  preference  for  the  shares  of
                                   Series A Stock  and  Series  B Stock  held by
                                   them.   The   covenant   will   survive   the
                                   conversion of the Notes and be enforceable by specific performance.

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